Source Interlink Companies, Inc. Goes Private –
Eliminates Approximately $1 Billion in debt in
Restructuring Agreement with Lenders

Bonita Springs, FL., April 28, 2009 – Source Interlink Companies, Inc. (Nasdaq:SORC), one of the largest publishers of magazines and online content for enthusiast audiences and a leading distributor of DVD’s, CD’s, magazines, video games and books today announced it has reached a restructured agreement with its lenders to eliminate approximately $1 billion dollars of existing debt and privatize the company.

Under the agreement, the company’s lenders will cancel nearly $1 billion of the company’s existing debt and provide approximately $100 million in additional liquidity.  Source Interlink, in agreement with its lenders, will pay all of its vendors in full and on time if they agree to maintain current credit and payment terms.  To facilitate the restructuring, the Company filed a lender-approved pre-packaged Plan of Reorganization under Chapter 11 in the U.S. Bankruptcy Code. The Company anticipates it will emerge within 35 days.

Source Interlink Chairman and Chief Executive Officer Greg Mays said, “We couldn’t be more pleased, this restructuring will materially reduce our interest expense and debt levels, substantially improve free cash flow and allow us to capitalize on several operational opportunities to further improve and grow our business.”

“Current management will remain in place, daily operations will continue as usual, and our employees will continue to do what they do best---provide exceptional service to our customers. Importantly, all of our vendors will be paid in full for both pre-petition and on going charges according to our terms of trade. It’s business as usual at Source Interlink” Mays added.

Source’s business partners support the restructuring as well.  Bob Castardi, President of Curtis Circulation Company said, “The Curtis Circulation Company is very encouraged about being a valued trading partner. Source Interlink Companies’ reorganization will reduce any concerns going forward as to their financial stability. We at Curtis embrace the fact Source got out in front of this!”

Michael Sullivan, CEO of CMG, a national distributor of Source stated, “When Source presented their reorganization plan in detail we were very relieved to understand the huge debt write off. This will allow CMG to move forward with new initiatives knowing that Source Interlink Companies will be in a very favorable financial position.”

As a result of this agreement, Source Interlink has cancelled its investor call previously scheduled for May 1, 2009.

ABOUT SOURCE INTERLINK COMPANIES, INC.

Source Interlink Companies, Inc. (NASDAQ: SORC), a media and marketing services company, is a leading U.S. distributor of home entertainment products and services and one of the largest publishers of magazines and online content for enthusiast audiences. Source Interlink Media, LLC publishes more than 75 magazines and 90 related Web sites. Source Interlink Distribution (SID) services tens of thousands of retail store locations throughout North America distributing DVDs, music CDs, magazines, video games, books, and related items. In addition to distributing more than 6,000 distinct magazine titles annually, the Company maintains the largest in-stock catalog of CDs and DVDs in the US -- a combined total of more than 260,000 titles. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine, book, and newspaper publishers, confectionary companies and manufacturers of general merchandise.

For more information about the reorganization go to www.sourceinterlink.com and click on the Reorganization Information tab or contact Cynthia Beauchamp, at (239) 949-7624.